Exhibit 10.5

MEDIUM-TERM LOAN CONTRACT

DATED DECEMBER 27, 2011

FOR THE AMOUNT EQUIVALENT IN NUEVO SOLES TO

US$75,000,000.00

EXECUTED BETWEEN

BBVA CONTINENTAL

AS LENDER

AND

CEMENTOS PACASMAYO S.A.A.

AS BORROWER

INDEX

SECTION I. DEFINITIONS, INTERPRETATION AND RECITALS	3

CLAUSE 1.01: DEFINITIONS	3
CLAUSE 1.02: INTERPRETATION OF THE CONTRACT	6
CLAUSE 1.03: RECITALS	7

SECTION II. LOAN	7

CLAUSE 2.01: OBJECT OF THE CONTRACT	7
CLAUSE 2.02: PROCEDURE FOR THE DISBURSEMENT OF THE LOAN	7
CLAUSE 2.03: TERM	7
CLAUSE 2.04: PAYMENT OF THE LOAN	7
CLAUSE 2.05: COMPENSATORY INTEREST	8
CLAUSE 2.06: LATE INTEREST	9
CLAUSE 2.07: INTEREST FOR DEFAULT EVENT	9
CLAUSE 2.08: PREPAYMENT	9
CLAUSE 2.09: FEES	9
CLAUSE 2.10: TAXES	9
CLAUSE 2.11: GUARANTEE	10
CLAUSE 2.12: PROMISSORY NOTE	10

SECTION III. CONDITIONS FOR THE LOAN	11

CLAUSE 3.01: CONDITIONS FOR CLOSING	11
CLAUSE 3.02: CONDITIONS FOR DISBURSEMENT	11

SECTION IV. DECLARATIONS AND ASSERTIONS	12

CLAUSE 4.01: DECLARATIONS AND ASSERTIONS	12

SECTION V. OBLIGATIONS TO DO, NOT TO DO AND FINANCIAL OBLIGATIONS	13

CLAUSE 5.01: OBLIGATIONS TO DO	13
CLAUSE 5.02: OBLIGATIONS NOT TO DO	14
CLAUSE 5.03: FINANCIAL OBLIGATIONS	15

SECTION VI. DEFAULT	16

CLAUSE 6.01: DEFAULT EVENTS	16
CLAUSE 6.02: CONSEQUENCE OF THE DEFAULT EVENT	17

SECTION VII. MISCELLANEOUS	17

CLAUSE 7.01: AMENDMENTS	17
CLAUSE 7.02: COMMUNICATIONS	18
CLAUSE 7.03: DELAY IN COMMUNICATIONS	18
CLAUSE 7.04: COSTS AND EXPENSES	18
CLAUSE 7.05: GOVERNING LAW	18
CLAUSE 7.06: ASSIGNMENT OF RIGHTS	18
CLAUSE 7.07: SEVERABILITY	19
CLAUSE 7.08: WAIVER OR DELAY IN EXERCISING RIGHTS	19
CLAUSE 7.09: WHOLE AGREEMENT	19
CLAUSE 7.10: COST INCREASE CLAUSE	19
CLAUSE 7.11: CONFIDENTIALITY	20
CLAUSE 7.12: INDEMNITY	20
CLAUSE 7.13: DISPUTE RESOLUTION	20

ANNEX I. DATA OF THE LOAN	24
ANNEX II. FEES AND EXPENSES	25
ANNEX III. GUARANTEES	26
ANNEX IV. PAYMENT SCHEDULE	27
ANNEX V. CERTIFICATE OF COMPLIANCE	28
ANNEX VI. DISBURSEMENT NOTICE	29
ANNEX VII. COMMUNICATIONS	30
ANNEX VIII. COMMITMENT LETTER	31
ANNEX IX. NOTICE OF DEFAULT EVENT	32
ANNEX X. PROMISSORY NOTE FORMAT	33

Mr. Notary:

Please enter, in your register of Public Instruments, the MEDIUM-TERM LOAN CONTRACT executed by the following Parties:

(i)       BBVA CONTINENTAL, identified with RUC No. 20100130204, domiciled at Avenida República de Panamá No. 3055, district of San Isidro, province and department of Lima, duly represented by Messrs. Gustavo Delgado Aparicio Labarthe, identified with DNI No. 09870905 and Eduardo Enrique Torres Llosa Villacorta, identified with DNI No. 09377923, according to the powers of attorney recorded in entry C312 in Electronic Entry No. 11014915 of the Register of Legal Persons of Lima (hereinafter and indistinctly, the “Bank” or the “Lender”); and

(ii)      CEMENTOS PACASMAYO S.A.A., identified with RUC No. 20419387658, domiciled at Calle La Colonia 150, Urbanización El Vivero, Santiago de Surco, province and department of Lima, duly represented by Messrs. Humberto Nadal del Carpio, identified with DNI No. 07785454, and Manuel Ferreyros Peña, identified with DNI No. 08230897, according to the powers of attorney recorded in entry B12, in Electronic Entry No. 11076338 of the Register of Legal Persons of Lima (hereinafter, the “Borrower”).

In the following terms and conditions:

SECTION I. DEFINITIONS, INTERPRETATION AND RECITALS

CLAUSE 1.01: DEFINITIONS

The terms defined below will have the following meaning for the purposes of this Contract:

(i)               “Current Assets”: the set of assets whose realization is less than one (1) year maintained by the Borrower and listed as current assets on its Balance Sheet prepared in accordance with GAAP.

(ii)              “Annex(es)”: the document or documents prepared under the provisions of the Contract and that is/are an integral part thereof.

(iii)             “Government Authority”: any competent authority of the Peruvian State, including any entity exercising executive, legislative, regulatory or administrative functions of, or corresponding to, the Peruvian government at central, regional or municipal level.

(iv)             “Trust Property”: has the meaning ascribed to it in the Security Trust Agreement

(v)              “Commitment Letter”: the letter from the Borrower to the Bank on the Closing Date, establishing the terms and conditions under which the Fees will be paid. The Commitment Letter model is attached as Annex VIII of the Contract.

(vi)             “Certificate of Compliance”: the document by which the Borrower makes quarterly declarations to the Bank that it is truly complying with all the obligations and/or commitments in general referred to in the Contract. The Certificate of Compliance will be issued within fifteen (15) calendar days of the close of each quarter, and in addition, must refer to the Financial Obligations of each quarter ending March 31, June 30, September 30 and December 31. The Certificate of Compliance model is attached as Annex V of the Contract.

(vii)            “Civil Code”: the Civil Code of Peru valid at the time of execution of the Contract.

(viii)           “Fees”: are together: the disbursement fee, the availability fee, the structuring fee and, in general, any other fee agreed upon with the Borrower to be paid to the Bank by the Borrower in connection with this Contract and the Loan Documents.

(ix)              “Prepayment Fee”: the fee to be paid by the Borrower to the Bank on the amount to be prepaid, plus the corresponding Taxes, pursuant to Clause 2.08.

(x)               “Contract” or “Loan Contract”: this document with its Annexes and amendments.

(xi)              “Security Trust Agreement”: the contract dated December 21, 2006, signed by the Borrower, La Fiduciaria S.A. and Banco de Crédito del Perú, with its Annexes and amendments.

(xii)             “Contract of Adhesion to the Framework Agreement between Guaranteed Creditors”: the contract through which the Bank adheres to the Framework Agreement between Guaranteed Creditors, whose format is found in Annex 1 of the Framework Agreement between Guaranteed Creditors.

(xiii)            “Framework Agreement between Guaranteed Creditors”: the contract dated December 21, 2006, signed between Banco de Crédito del Perú (as Representative of the Bondholders of the First Issue of Cementos Pacasmayo Bonds; as Representative of the Bondholders of the Second Issue of Cementos Pacasmayo Bonds and as Guaranteed Creditor); Citibank N.A., as Guaranteed Creditor; the Representative of the Guaranteed Creditors and the Borrower, regulating the relationships between the “Guaranteed Creditors” (as this term is defined in said Framework Agreement between Guaranteed Creditors) of the Borrower, with its Annexes and amendments.

(xiv)           “Knowledge”: concerning the Borrower, it means the actual knowledge acquired by the general manager or another officer in the position of manager or performing similar or equivalent functions as said officers because of his participation in the business thereof, and according to the primary diligence parameters required for this type of business.

(xv)            “Control”: a person (natural or legal) has control of a legal person when: (i)         It is the owner, directly or indirectly, of more than fifty percent (50%) of the voting shares or holdings in its general shareholders’ meeting or general partners’ meeting; or, (ii)             Without having more than fifty percent (50%) of the voting rights in its general shareholders’ or partners’ meeting, can designate or remove the majority of the members of the board of directors or equivalent entity; or (iii) Has, directly or indirectly, a representation in its board of directors, or equivalent entity, higher than fifty percent (50%) of its members; or, (iv) By any means not mentioned above (contractual or not) controls the decision-making power within the legal person.

(xvi)           “Payment Schedule” or “Schedule”: the Payment Schedule found in Annex IV of the Contract.

(xvii)          “Account”: checking account No. 0011-0586-01-00019695 opened with the Bank, whose owner is the Borrower. It will be charged for the amounts of the Installments, as well as the Taxes, fees and any other amount corresponding to the Borrower under the Contract.

(xviii)         “Installment”: the amount of principal and compensatory interest to be paid by the Borrower to the Bank on each Payment Date.

(xix)            “Disbursement of the Loan”: the disbursement of the total amount of the Loan to be made by the Bank to the Borrower and to be subject to the conditions precedent for disbursement referred to in Clause 3.02 of the Contract.

(xx)             “Destination of the Funds”: refers to the use to be given by the Borrower to the funds provided by the Bank and detailed in numeral 10 of Annex I of the Contract.

(xxi)            “Financial Debt”: understood as all payment obligations to financial or capital market institutions, as well as any other payment obligation that accrues interest (with the exception of accounts payable to commercial providers) plus contingent obligations, understanding as such letters of guarantee and/or letters of credit, depending on the individual financial statements of the Borrower.

(xxii)           “Net Financial Debt”: means the Financial Debt less the balance maintained by the Borrower in the cash register, as appears in the individual financial statements of the Borrower.

(xxiii)          “Business Day”: means any day other than Saturday, Sunday and holidays recognized in the jurisdiction of Peru or another day on which banking institutions in Lima are authorized to remain closed.

(xxiv)          “Loan Documents”: all documents the Borrower has signed or will sign for the financing granted by the Bank to the Borrower under the Contract, including without limitation: (i) the Loan Contract, amendments and Annexes; (ii) the Promissory Note duly signed; (iii) the Contract of Adhesion to the Framework Agreement between Guaranteed Creditors; and, (iv) any expansion and/or modification of the aforementioned documents, and the other documents that must be granted, executed or signed in order to implement and formalize the Loan granted under the Loan Contract and to guarantee its proper execution.

(xxv)           “Dollar” or “US$”: the legal currency of the United States of America.

(xxvi)

“EBITDA”: for any period, (i) operating profit plus (ii) the charges corresponding to depreciation and amortization, as they appear in the profit and loss statement and in the reconciliation of the cash flow statement of the Borrower according to GAAP, respectively.

(xxvii)

“Material Adverse Effect”: means any effect on the financial and/or economic condition, operations, business, property, assets or prospects of the Borrower, caused by, but not limited to, any act, fact, circumstance, event, either of its own or third parties, act of God or force majeure negatively impacting: (i) the capacity of the Borrower to meet its obligations established in the Loan Documents; (ii) the exercise of the rights or actions of the Borrower established in the Loan Documents; (iii) the Guarantee constituted in favor of the Bank and/or (iv) the legality, efficacy, term, validity or enforceability of any of the Loan Documents or the obligations generated from them, or the rights of the Bank and/or the “Agent” of the Bank under any of the Loan Documents, determined in the opinion of the Bank.

(xxviii)	“Default Event(s)”: any event indicated in Clause 6.01 of the Contract.

(xxix)	“Closing Date”: the signing date of the Contract.

(xxx)	“Disbursement Date”: the date on which the Bank will disburse the Loan to the Borrower after complying with the provisions of Section III.

(xxxi)	“Payment Date(s)”: the dates on which the Borrower must pay the capital and/or interest of the Loan according to the Schedule.

(xxxii)

“Financial Expenses”: for any period, the total amount of (i) interest expenses, and (ii) the corresponding portion of interest on the financial lease installments, according to the profit and loss statement of the Borrower prepared according to GAAP.

(xxxiii)	“Guarantee”: the guarantee given to the Bank, as detailed in Annex III of the Contract and which consists of the trust fund constituted under the Security Trust Agreement.

(xxxiv)	“Compensatory Interest”: the interest referred to in Clause 2.05 of the Contract and established in numeral 4 of Annex I of the Contract.

(xxxv)	“Interest for Default Event(s)”: the interest referred to in Clause 2.07 of the Contract and established in numeral 6 of Annex I of the Contract.

(xxxvi)	“Late Interest”: the interest referred to in Clause 2.06 of the Contract and established in numeral 5 of Annex I of the Contract.

(xxxvii)

“Law 26702”: the Ley General del Sistema Financiero, del Sistema de Seguros y Orgánica de la Superintendencia de Banca y Seguros [General Law of the Financial System, Insurance System and Organic Law of the Superintendence of Banking and Insurance], Law 26702, and its amendment or replacement rules.

(xxxviii)

“Disbursement Notice”: the communication to be made by the Borrower to the Bank to proceed with the Disbursement of the Loan. The Disbursement Notices must contain at least the information appearing in Annex VI.

(xxxix)	“Nuevos Soles”: the legal tender in Peru.

(xl)	“Financial Obligations”: the financial obligations referred to in Clause 5.03 of the Contract.

(xli)	“Guaranteed Obligations”: has the meaning assigned to it in the Security Trust Agreement.

(xlii)	“Promissory Note”: the incomplete security to be issued by the Borrower to the order of the Bank according to the terms of this Contract and according to the format of Annex X.

(xliii)	“Parties”: the Borrower and the Bank, as well as any natural or legal person intervening in the Contract and/or becoming a Party to the Contract.

(xliv)	“Liabilities”: the set of obligations kept by the Borrower and appearing as total liabilities in its general balance sheet prepared according to GAAP.

(xlv)	“Current Liabilities”: the set of obligations with maturity of less than one (1) year kept by the Borrower and appearing as current liabilities in its general balance sheet prepared according to GAAP.

(xlvi)	“Net Equity”: the amount appearing as net equity of the Borrower in its general balance sheet prepared according to GAAP.

(xlvii)

“GAAP”: generally accepted accounting principles in Peru, valid on the corresponding date or period referred to in the Resolution of the Regulatory Accounting Council No. 013-98-EF/93.01, as it may be amended in the future.

(xlviii)	“Availability Period”: the period during which the Borrower may deliver the Disbursement Notice to the Bank.

(xlix)	“Grace Period”: period during which the Borrower will not pay the principal of the Loan.

(l)	“Peru”: the Republic of Peru.

(li)

“Loan”: this medium-term credit facility to be disbursed by the Bank to the Borrower, pursuant to the terms stipulated in the Contract, in the amount established in numeral 1 of Annex I of the Contract.

(lii)	“Debt Service”: means the sum of the expenses for interest corresponding to the Financial Debt of the last twelve (12) months plus the current portion of the long-term debt from the measurement date.

Prepayments of long-term loans made with funds obtained from other long-term loans granted by companies of the financial system and bonds issued by the Borrower will not be considered amortization for this definition of Debt Service.

(liii)

“Subsidiaries”: at any time, it means any entity of which more than fifty percent (50%) of all securities representing its capital giving right to vote or any other right of participation or interest in the capital that allows voting in the election of directors or any other management body of that entity (regardless of how they are designated), which is directly or indirectly, at that time, under the ownership or control of the Borrower, of one or more of said entities or of Borrower along with one or more such entities. In the case of the Borrower, Fosfatos del Pacífico S.A. and Salmueras Sudamericana S.A. are excluded from the definition of Subsidiaries.

(liv)	“Tax”: any tax, rate, contribution, existing or future, reduction or withholding that may be applicable and related to the Loan, including any interest, surcharge, fine or sanction concerning them

CLAUSE 1.02: INTERPRETATION OF THE CONTRACT

(a)        The Parties acknowledge that the headings placed at the beginning of the Sections or Clauses of the Contract are only for reference and will not necessarily be taken into account in the interpretation of its content and scope.

(b)        All references in the Contract to a Section, Clause or Annex refer to the corresponding Clause or Annex in this Contract, except when expressly indicated otherwise.

(c)        References to a Clause in this Contract include all paragraphs thereof and references to a Section include all clauses in the corresponding Section.

(d)        Unless the context requires a different interpretation, the plural includes the singular and vice versa; and the masculine includes the feminine and vice versa.

(e)        References to laws or regulations must be understood and interpreted to include all legal or regulatory provisions that modify, expand, consolidate, specify, amend or replace the law or regulation mentioned in the Contract.

CLAUSE 1.03: RECITALS

(a)                        The Borrower is an open-ended corporation validly incorporated and existing under the rules of Peru, which, in the framework of its corporate purpose, engages in the preparation and manufacture of cement, lime, aggregates, cement blocks and bricks, premixed concrete and other construction materials, their derivatives and related materials, including their marketing and sale, in the Republic of Peru and abroad, the exploitation, processing and marketing of industrial ores, as well as rendering services of land transport of merchandise nationally on its own behalf and on behalf of third parties.

To achieve its corporate purpose, the Borrower may conduct all types of activities related to the development of the cement and industrial ore industry; mining activities of searching, prospecting, exploration, exploitation, marketing, general labor, improvement and transport; as well as engage in all activities related to the rendering of the service of merchandise transport on its own behalf and on behalf of third parties; for these purposes, the Borrower may execute and sign all acts and contracts of administration and disposal convenient for that purpose, including its participation in other companies in the Republic of Peru and abroad.

(b)                       The Borrower requires medium-term credit for up to the amount established in numeral 1 of Annex I of the Contract to be used only and exclusively for the Destination of the Funds.

The Bank has evaluated the request presented by the Borrower and has made the commitment of granting to the Borrower the Loan according to the terms and conditions established in the Contract, after compliance with the conditions indicated in Section III of the Contract.

SECTION II. LOAN

CLAUSE 2.01: OBJECT OF THE CONTRACT

(a)                        Under the Contract, the Bank grants a Loan in the currency indicated in numeral 2 of Annex I in favor of the Borrower for up to the amount indicated in numeral 1 of Annex I of the Contract.

(b)                       The Loan will be disbursed to the Borrower to the extent that the Conditions Precedent to the Disbursement of the Loan established in numeral 3.02 of Section III of the Contract have been met.

(c)                        The Borrower undertakes to use the entire Loan only and exclusively for the Destination of the Funds.

CLAUSE 2.02: PROCEDURE FOR THE DISBURSEMENT OF THE LOAN

The Loan will be disbursed on the opportunities and under the conditions stipulated in numeral 11 of Annex I, after complying with the Conditions Precedent for the Disbursement of the Loan established in clause 3.02 of Section III of the Contract and within the Availability Period established in numeral 12 of Annex I, calculated from the Closing Date.

The disbursement will take place in the account in Nuevos Soles No. 0011-0586-01-00019695 of the Borrower with the Bank.

The Borrower will pay to the Bank the Fees, according to the terms and conditions established in the Commitment Letter.

The Bank will not disburse the Loan after the end of the Availability Period.

CLAUSE 2.03: TERM

The term for the payment of the Loan will be seven (7) years from the Closing Date, as indicated in numeral 3 of Annex I of the Contract.

The Contract will maintain its validity as long as the Borrower must comply with any obligation to the Bank under the Loan Documents.

CLAUSE 2.04: PAYMENT OF THE LOAN

(a)                      The Borrower will pay to the Bank the principal of the Loan according to the Payment Schedule.

(b)                     When a payment that must be made under the Contract matures on a day that is not a Business Day, said payment will be made on the first following Business Day. The payment will include the capital and the interest calculated on the Payment Date, without right for the Bank to receive interest for the postponement.

(c)                      The Loan has a grace period of twenty-four (24) months for the payment of the principal. Consequently, the first installment corresponding to the principal of the Loan must be paid twenty-four (24) months from the Disbursement Date. The interest will be paid as detailed in Clause 2.05 of the Contract.

(d)                     It is a condition of this Contract and especially concerning the payment of the principal and of the compensatory and late interest and other expenses, fees, services and taxes applicable, that all payments must be made in the same currency in which the Loan has been established and granted or the payment of the fee, expenses or Taxes has been agreed.

(e)                      The payment of the Installments, as well as the Taxes, fees and any other amount applicable to the Borrower under the Contract, created or to be created, will be made by the Borrower by charging the corresponding amounts in the Account.

The Borrower, by this Contract, irrevocably authorizes the Bank to debit from the Account the respective Installments as well as the Taxes, fees and any other amount applicable to the Borrower under the Contract, created or to be created.

(f)                        The Loan will be paid exactly without deducting from said amount any expense for fee, Tax or any other similar discount, since it is the obligation of the Borrower to return to the Bank the entire Loan, with obligation for the Borrower to pay said discounts in full.

(g)                     The Borrower expressly and irrevocably authorizes the Bank, only in the event of delay or postponement, to charge the amounts owed or matured corresponding to the Installments of the Loan, fees, Taxes, costs and/or expenses applicable arising from the Loan Documents in any other account it has or may have with the Bank, in any of its offices and/or branches and/or to dispose of any of the funds or deposits in any currency it has in its possession to be credited to it, without need for previous authorization or subsequent approval and without the Bank assuming any liability for the rate of exchange it uses if the account, deposit or funds are in a different currency than the payments the Borrower must make, at the time it deems convenient and recognizing that this right extends to the entire debt. Furthermore, the Bank is authorized by the Borrower to retain and apply to the payment of matured debts any asset or value of a financial nature held in its possession and intended to be credited or delivered to it, entitling the Bank to sell them directly for application to the matured debt, releasing the Bank from any liability for the price obtained from the sale.

The Bank does not assume any liability if it decides to use or not the right granted to it by this clause.

Furthermore, the Borrower waives the right to oppose to the Bank, as well as to the affiliates, subsidiaries and/or related parties of the Bank, the compensation of the obligations the latter has in its favor arising from the Loan Documents, or any other document, act or legal business executed.

(h)                     Pursuant to the pertinent provisions of the Civil Code, any payment made by the Borrower will first cover penalties and expenses, then late interest, compensatory interest and, lastly, the payment of the principal of the Loan.

CLAUSE 2.05: COMPENSATORY INTEREST

The Borrower will pay compensatory interest from the Disbursement Date, on the amount of capital disbursed by the Bank and pending payment, at an annual nominal interest rate according to that established in numeral 4 of Annex I of the Contract. All calculations of interest will be made based on a year of three hundred sixty (360) days for the real number of days (excluding the initial day but including the maturity day), elapsed in the period for which said interest will be payable. Each determination of the Bank on an amount owed under this Contract will be considered conclusive and mandatory for all purposes, except in the event of manifest error.

Interest will be calculated per matured period and will be paid on each Payment Date.

CLAUSE 2.06: LATE INTEREST

Borrower’s noncompliance with the payment of the principal, interest or any other amount of money owed in connection with the Loan on the dates of their respective maturities will also be subject to the payment of compensatory interest referred to in Clause 2.05 of the Contract, the payment of late interest at the effective annual rate of two percent (2%) referred to in numeral 5 of Annex I of the Contract.

For the purposes of the provisions of the previous paragraph, and according to the provisions of paragraph 1 of article 1333 of the Civil Code, the Borrower will incur in automatic default without need for any judicial or extrajudicial request or summoning.

CLAUSE 2.07: INTEREST FOR DEFAULT EVENT

In the event of a Default Event, other than that established in item a) of Clause 6.01, and until said Default Event is remedied or the Contract is cancelled, the Bank will apply to the Loan the additional late interest rate of 2% referred to in numeral 5 of Annex I of the Contract, at the compensatory interest rate established in Clause 2.05.

CLAUSE 2.08: PREPAYMENT

Pursuant to the provisions of Clause 2.04 of the Contract, the Loan will be paid on the dates indicated in the Schedule. Notwithstanding the above, the Borrower may voluntarily prepay the Loan at any time during the term of the Contract, to the extent that the following conditions are met:

(i)                          The Borrower must communicate to the Bank in writing, and at least ten (10) calendar days in advance, its intent to make a partial or total prepayment of the Loan. Prepayments may be made only on the Payment Dates.

(ii)                        Prepayments will be made in minimum amounts of S/. 10,000,000.00 (Ten million 00/100 Nuevos Soles) and always in multiples of S/. 10,000,000.00 (Ten million 00/100 Nuevos Soles) on said amount.

(iii)                     In the event that the prepayment is partial, it will be applied to the balance proportionally to all installments of principal pending payment on the date of the respective prepayment.

(iv)                    In case of a voluntary prepayment, the fee referred to in Annex II of the Contract will be applied unless the funds used to prepay come from a financing structured by the Bank.

In case of a partial prepayment, the Bank will communicate to the Borrower a new Schedule applicable from the date of the respective prepayment.

CLAUSE 2.09: FEES

The Borrower declares to know the Fees applicable to the Loan and undertakes to pay them on the terms and under the conditions indicated in the Commitment Letter.

CLAUSE 2.10: TAXES

All those payments of capital, interest and/or expenses related to the Loan must be made net and free of any tax withholding or deduction. The payment of any Tax valid on the Closing Date and/or created after the Closing Date will be at the expense and paid exclusively by the Borrower.

If the Borrower or the Bank must make any withholding or deduction for Taxes from the payments indicated in the previous paragraph, the amount paid to the Bank will be increased by the amount necessary for it to receive the total amount that would correspond to it if such Taxes did not exist.

Furthermore, the Borrower will pay any change in the applicable taxes that may occur in the future and in the present or future Taxes established by a Government Authority and levied on the instrumentation, execution and/or performance of the Loan. Likewise, in the event that any currently valid exemption is no longer applicable or stops being so, the Borrower undertakes to pay it.

CLAUSE 2.11: GUARANTEE

Compliance with the obligations arising from the Loan will be guaranteed by the Security Trust Agreement.

Furthermore, the Guarantee is constituted to back up compliance with each and every one of the obligations assumed by the Borrower in the Contract and in the Loan Documents in favor of the Bank, expressly declaring that the Guarantee extends to guarantee the payment of any amount ordered to be paid to the Bank by any arbitral award or judgment issued by any Judge, Court or Tribunal, arising from the Contract and from the Loan Documents or the remedies or protection mechanisms the Bank has towards the Borrower under applicable law.

The realization value of the assets of the trust, object of the Guarantee, must be at least 1.50 times the amount of the Guaranteed Obligations.

CLAUSE 2.12: PROMISSORY NOTE

The Borrower will issue a Promissory Note in the amount of the Loan, which represents the full Disbursement and which will be delivered at the time indicated in numeral 3.02 g).

The issuance of the Promissory Note to the Bank, its renewal, replacement or extension, will not produce novation of the obligations assumed by the Borrower under the Contract and/or Loan Documents and in no case will it determine the extinction of the obligation or of the Guarantee constituted, even if said security has been damaged, including due to a cause imputable to the Bank. The Bank undertakes to return the Promissory Note to the Borrower upon the payment of the Loan and of any amount owed to the Bank arising from the Contract and/or the Loan Documents.

The Disbursement will be instrumented by issuance by the Borrower of a Promissory Note that will be delivered incomplete concerning the maturity and amount thereof. Said Promissory Note will be completed by the Bank according to the following rules:

(i)            The Promissory Note will be completed by the Bank with the total amount indicated in the liquidation of the debt balance, which will correspond to the total amount of the obligations arising from this Contract owed by the Borrower to the Bank on the date on which all terms contained in the Contract are declared matured due to the existence of a Default Event. Said liquidation will include the amount of the capital, compensatory interest, late interest, all fees owed under this Contract and any other payment and higher costs owed by the Borrower according to the Contract.

(ii)           The Borrower agrees that from the maturity date of the Promissory Note to its actual payment, the amount entered therein will produce compensatory and late interest at the rates agreed and with the amounts established in the Contract. For the payment of late interest, it will not be necessary to be placed in default, which is automatic.

(iii)          The issue date of the Promissory Note will be the Disbursement Date, or the date on which an assignment of rights becomes effective according to Clause Seven of the Loan Contract. The Bank will enter as maturity date of the Promissory Note the date of declaration of maturity of the terms referred to in point (i) above.

(iv)          The Promissory Note will be issued with the clause “without protest.” However, the holder may protest it, the Borrower assuming the expenses of said act.

(v)           The Borrower authorizes the Bank to complete the Promissory Note as provided by Circular No. G-0090-2001 or the rules replacing it, in the event that the Bank declares matured all terms contemplated in the Contract due to the existence of a Default Event according to Clause Six of the Loan Contract.

(vi)          The Bank will deliver to the Borrower a copy of the signed Promissory Note, and proof will be left of the delivery of said copy in a receipt.

(vii)         The Bank undertakes not to transfer the Promissory Note, unless that transfer is done as part of the transfers, assignments or other acts provided in Clause Seven of the Loan Contract. In this sense, the Promissory Note may be transferred, provided that the provisions of said clause have been met (especially concerning the preliminary coordinations to be done with the Borrower). The Borrower will not be obligated to issue a new Promissory Note in favor of the new creditor in the event of an assignment of contractual position or an assignment of all the rights of the Contract.

(viii)        Pursuant to the provisions of article 1279 of the Civil Code, the issuance, renewal or other accessory change of the Promissory Note, including its substitution and/or replacement by another similar one, will not constitute novation of the obligations established in the Contract. The obligations contained in the Promissory Note will not be extinguished even when, due to the fault of the Bank, said Promissory Note is damaged; which constitutes a pact against the provisions of article 1233 of the Civil Code.

SECTION III. CONDITIONS FOR THE LOAN

CLAUSE 3.01: CONDITIONS FOR CLOSING

For the signing of the Contract, the following conditions must be met:

(a)                        The credit approval of the Loan and other Loan Documents by the respective internal committees of the Bank.

(b)                       The Bank must have received from the Borrower the following documentation to its satisfaction: (i) certified copy of the resolution of the competent corporate body approving the terms and conditions of this operation; (ii) simple copy of the current bylaws of the Borrower; and (iii) certified copy of the resolutions of the corporate bodies approving the representatives who will sign the Loan Documents.

(c)                        The Bank must have done legal and financial due diligence on the Borrower, and the results thereof must be satisfactory for the Bank.

(d)                       The Borrower must have presented to the Bank a copy of its audited financial statements closed in the last fiscal year and the cutoff financial statements.

(e)                        On the Closing Date, there must not be, in the opinion of the Bank, any event that may be considered to have a Material Adverse Effect.

(f)                          The Borrower must have delivered the Commitment Letter for the payment of the fees and expenses as established in the Contract and/or Loan Documents.

CLAUSE 3.02: CONDITIONS FOR DISBURSEMENT

The Disbursement of the Loan will be subject to compliance by the Borrower and to the satisfaction of the Bank of each and every one of the following conditions precedent:

(a)                        This Contract and the other Loan Documents must have been signed in a manner satisfactory for the Bank and the Borrower.

(b)                       In the opinion of the Bank, there must not have been any substantial change in: i) the laws or administrative or government regulations; and/or ii) in the financial, local and/or international capital markets; and/or iii) in the political and/or economic situation of Peru.

(c)                        There must not have occurred any fact affecting the shareholding and corporate composition of the Borrower or its legal situation so as to configure a Material Adverse Effect.

(d)                      There must not have been any Default Event or any noncompliance or event in general that, with a notice or with the lapse of time, or both, would become a Default Event.

(e)                        The Guarantee must have been constituted in favor of the Bank, as established in Clause 2.11 of the Contract and Annex III of the Contract.

(f)                          The Promissory Note referred to in Clause 2.12 of the Contract must have been issued and delivered.

(g)                       The Borrower must have delivered to the Bank a Disbursement Notice signed by its general manager or authorized legal representative, whose sending by the Borrower and its acceptance will confirm that the declarations and guarantees expressed and contained in the Contract are true and exact in full, are valid and that no fact has occurred that would modify, alter or in any manner would have affected said declarations and guarantees.

(h)                       The Borrower must have paid the corresponding fees and expenses as established in the Contract and/or Loan Documents.

(i)                           The Bank must have received the legal opinion of its external legal advisors and the legal advisors of the Company.

In case of failure to comply with any of the conditions precedent, the Bank, without any liability, will be entitled to suspend and/or deny the Disbursement, and the Borrower may not file any claim against the Bank.

SECTION IV. DECLARATIONS AND ASSERTIONS

CLAUSE 4.01: DECLARATIONS AND ASSERTIONS

On the Closing Date and on each Disbursement Date, the Borrower declares and asserts to the Bank that:

(a)                      It is a validly constituted company, existing according to Peruvian laws and that it has all powers and authority required to conduct its business, to own its properties and to comply with the rights and obligations in its charge arising from the Contract.

(b)                     The signing of the Contract and the Loan Documents, and the compliance with its obligations, are within its corporate rights, have been duly authorized by the corresponding corporate bodies and do not infringe or violate: (i) its bylaws; (ii) any law, decree, regulation or any other legal rule applicable; any order, judgment, award, resolution of any judicial, arbitral court or other judicial or administrative section applicable to it and which has been communicated or notified to it; or, (iii) any contract applicable to it, instrument or other commitment in which the Borrower is a party or in whose terms and conditions it is obligated, so that it may affect its capacity to comply with the obligations assumed under the Contract or its current economic and/or financial situation.

(c)                      Each of the Loan Documents was signed validly and contains obligations that are valid and legally payable and enforceable according to their terms.

(d)                     No authorization or approval is required from, or notification of any type to, any Government Authority for the due execution and performance of the Contract by the Borrower.

(e)                      It does not have Knowledge of procedures or orders, be they pending or imminent, in the judicial, administrative or arbitral channels that may be reasonably expected to have a Material Adverse Effect.

(f)                        The financial statements that have been delivered to the Bank are the last ones approved and published according to the security market rules, and properly represent the financial condition and the result of the operations of the Borrower, according to generally accepted accounting principles applied consistently, and no material adverse change has been made in these conditions or operations that affects or may affect the performance of the obligations of the Borrower in the Contract.

(g)                     To its Knowledge, it has not committed any violation of the provisions of the laws, decrees, regulations or any other rule applicable to it, nor are there any firm judicial or extrajudicial or administrative rulings and mandates against the Borrower that may have a Material Adverse Effect in the future or that may affect the legality, validity or performance of the Contract.

(h)                    To its Knowledge, it is not in a situation of default concerning any charge, duties, commitments or material or contractual obligations, whose default may generate a Material Adverse Effect.

(i)                         It has complied with its formal and substantial tax obligations, or that it has lodged a claim against a request for taxes or sanctions deemed improper by the Borrower and that, in connection therewith, it has adequate accounting provisions for this purpose.

(j)                         It has not incurred in any cause of default, nor has it taken knowledge of the occurrence of any event that allows the acceleration of the terms and the execution of its obligations under one or more contracts validly executed with third parties that may originate a Material Adverse Effect.

(k)                      No information, report or annex delivered by the Borrower to the Bank in connection with the negotiation of the Contract or according to its terms contains, to the Knowledge of the Borrower, any falsity or inexactness in material aspects on facts or omits any information necessary and relevant concerning the Borrower.

(l)                         The Borrower has given and facilitated to the Bank all the information that, to its knowledge, is related to any other contract, agreement or operation, fact and/or circumstance related to the Destination of the Funds that can generate in any manner a Material Adverse Effect.

(m)                   The Borrower is subject to the general legal framework and does not have any type of immunity or special privilege in case it resorts to jurisdictional bodies.

(n)                     It has all legal and regulatory authorizations necessary for the normal performance of its operations and undertakes to obtain all authorizations necessary according to the law in the future and to adopt the required measures and actions to maintain valid those it currently has.

(o)                     The Borrower is not in a situation of default under any law or regulation applicable to it, or sentence, judicial mandate or decree of any court or Government Authority that may generate a Material Adverse Effect.

(p)                     The Borrower is not in a situation of default on the rules that regulate and protect the environment and that are applicable to it.

(q)                     It knows and expressly agrees that the possible lack of exercise by the Bank of any of the rights and powers established in the Contract does not imply the waiver or loss thereof, and the Bank may exercise them at any time

(r)                        The execution and signing of the Contract and of the Loan Documents do not contradict, default, violate, constitute cause of acceleration of terms for compliance of obligations or cancellation of any contract, commitment, obligation, agreements or options to which the Borrower is a contracting party.

SECTION V. OBLIGATIONS TO DO, NOT TO DO AND FINANCIAL OBLIGATIONS

CLAUSE 5.01: OBLIGATIONS TO DO

The Borrower specifically assumes towards the Bank, as long as any amount under the Contract remains unpaid, the following obligations, positive or to do (except authorization to the contrary from the Bank expressly and in writing):

(a)                        To pay to the Bank, within the terms established in this Contract, each and every one of the amounts disbursed according to this Contract, as well as the interest accrued and any amount for expenses, fees or others agreed that are generated.

(b)                       To provide to the Bank the following documentation:

(i)             Audited annual financial statements within ninety (90) calendar days following the closing of each fiscal year.

(ii)          Quarterly financial statements within forty-five (45) calendar days following March 31, June 30, September 30 and December 31 of each year during the term of the Contract.

(iii)       The Certificate of Compliance concerning the Obligations to Do, Obligations Not to Do and Financial Obligations according to the format enclosed in Annex V within fifteen (15) calendar days following March 31, June 30, September 30 and December 31 of each year during the term of the Contract. In the case of an acquisition, the Certificate of Compliance concerning the Financial Obligations will additionally include consolidated pro forma figures of the Borrower, including those of the company acquired, according to the format enclosed in Annex V. This additional measurement will apply only if the Borrower purchases a company.

(c)                       To inform the Bank within a term of no more than three (3) Business Days of the occurrence of the following:

(i)                  Any fact likely to cause the execution of the Guarantee.

(ii)               Any action or procedure or seizure or lien on any of its assets or its future cash flows, by any judicial or arbitral court, or by any administrative or municipal entity in an amount higher than US$1,000,000.00 (One million 00/ Dollars) or that may generate a Material Adverse Effect.

(iii)            If any procedure or bankruptcy proceeding has been initiated against it or it has become aware that it is about to be initiated against it, or if it incurred in an event that deserves an insolvency request to be filed with the Instituto Nacional de Defensa de la Competencia y de la Protección de la Propiedad Intelectual [National Institute for the Defense of Competition and Protection of Intellectual Property] — INDECOPI.

(iv)           Any event that may have a Material Adverse Effect.

(v)              One or more Default Events.

(vi)           The acquisition of a company. In this case, the Borrower must comply with the Financial Obligations, considering for this purpose the consolidated pro forma financial statements of the Borrower that include the company purchased.

(d)                       To keep its accounting books and registers according to GAAP.

(e)                        To comply with all obligations contained in the current legal rules and contractual provisions applicable to it, including those related to Taxes, social security, labor status and pensions, environment and in general any applicable legal provision, as well as the requests of Government Authorities.

(f)                          To comply with the payment of any Tax according to the Peruvian legislation related to the formalization, registration or notarial legalization of the Contract, the other Loan Documents and any other document related to the Loan, and those established currently or to be established in the future.

(g)                       To maintain the obligations of the Contract in similar hierarchic, privilege and rank terms, at least pari passu, concerning any other obligation, present or future, assumed by the Borrower, except those whose claims are preferred to be supported according to the rules of general application on asset restructuring, bankruptcy, insolvency, debt restructuring, liquidation or similar.

(h)                       To allow the representatives of the Bank to visit and inspect all operations and/or business, accounting books, corporate books, tax contracts and registers, to copy excerpts and discuss the business, the assets, the financial, legal or economic situations; the results of the operations or the prospects with the officers of the Borrower whenever the Bank reasonably requires, after coordinating with the Borrower, and to provide to the Bank all information required and that was not previously communicated to the market following the current laws of the securities market.

(i)                           To preserve and maintain: (i) its existence as an institution, maintaining its corporate purpose and main business; and (ii) the permits, concessions, licenses, approvals, records, privileges required for the development of its business and (iii) the contracts necessary to maintain the continuity of the substantial obligations in the manner in which they are currently conducted, unless said contracts are replaced by others substantially equivalent or superior.

(j)                           To maintain in good preservation condition its assets, including those given in guarantee and to make the repairs and replacements required by said assets, which must be duly insured by insurance companies that have a first-class risk classification.

(k)                        To maintain contracts with external auditors of recognized prestige.

CLAUSE 5.02: OBLIGATIONS NOT TO DO

The Borrower specifically assumes towards the Bank, while any amount owed to the Bank under the Contract remains unpaid, the following obligations of not to do (except in the event of authorization to the contrary of the Bank expressly and in writing):

(a)                        In the event of incurring in a Default Event established in the Contract and while it is valid, the Borrower may not grant the direct or indirect distribution of profit, reduce its capital, pay dividends whether in cash or in kind, deliver movables or immovables, money, rights, obligations, securities and others as participation in the capital of the company.

(b)                       Not to grant loans or endorsements or bonds in favor of third parties, for a total amount higher than US$10,000,000.00 (Ten million 00/100 Dollars) or the equivalent thereof in national currency, in addition to those valid on the Closing Date; unless it has prior written authorization from the Bank.

(c)                        Not to grant loans or endorsements or bonds in favor of Subsidiaries, in addition to those valid on the Closing Date, to the extent that it would generate a Material Adverse Effect.

(d)                       Not to sell assets outside the procedure established in the Security Trust Agreement for the release of the Assets of the Trust.

(e)                        Not to donate, rent, give in leasing, leaseback, give in commodatum, constitute chattel security, mortgage, antichresis, trusts, easement and in general, dispose, constitute in real guarantee or encumber under any concept the movables and immovables, income, credits and other present rights of the Borrower in favor of third parties that may generate a Material Adverse Effect, unless it has the prior and written consent of the Bank. This obligation is excepted in the following cases: (i) in the case of goods that are part of the inventory, or (ii) in the case of obsolete goods (those whose value in the Books is equivalent to zero).

(f)                          Not to make any significant change in the main business and/or alter the nature of the main business, except in the case of prior written authorization of the Bank.

(g)                       Not to subordinate the Loan to other obligations the Borrower may have to third parties or to others assumed after the Contract.

(h)                       Not to transfer, delegate or assign the Loan, its contractual position or any of the rights and/or obligations related thereto, under any method; without the prior written authorization of the Bank.

(i)                           Not to merge, spin off, consolidate, transfer its fixed productive assets, acquire other business or make any type of reorganization permitted by law, regardless of its activity, to the extent that it generates a Material Adverse Effect.

(j)                           Not to pay to its managers, authorities and employees per diems and remunerations or other payments that are not in line with current legal provisions, or that are substantially different from the practices used consistently by the Borrower in the past and to the extent it can be expected that said payments would generate a Material Adverse Effect.

(k)                        Not to make capital investments (i) to the extent that it generates a Material Adverse Effect and/or (ii) outside the line of business of the Borrower and its subsidiaries.

(l)                           Not to make significant changes in accounting policies and practices, unless they are required by GAAP or abroad.

(m)                     Not to execute contracts of any nature with its subsidiaries in which the considerations stipulated are less favorable to the Borrower than those prevailing in the market.

(n)                       The Borrower may not generate assets (accounts receivable on the short or long terms, deposits or others) with Subsidiaries except in the ordinary course of the business of the Borrower.

(o)                       The Borrower may not agree on a change in its direct property structure without prior express written consent of the Bank or grant a change in its indirect property structure that may originate a change of Control.

CLAUSE 5.03: FINANCIAL OBLIGATIONS

The Borrower specifically assumes towards the Bank, as long as any amount owed to the Bank under the Contract and/or Loan Documents is unpaid, the following financial obligations:

1.                   Current Ratio: not less than 1.00 times.

2.                   Debt Coverage Ratio: not more than 3.00 times.

3.                   Debt Service Coverage Ratio: not less than 1.20 times.

For the calculation of these Financial Obligations, the following must be taken into account:

“Current Ratio”: for a determined calculation date, it means the result of dividing the Current Assets by the Current Liabilities, as appears in the individual financial statements of the Borrower.

“Debt Coverage Ratio”: for a determined calculation date, it means the result of dividing the Net Financial Debt by EBITDA, as appears in the individual financial statements of the Borrower. EBITDA will be calculated in the twelve (12) months ending at the end of the determined calculation date.

“Debt Service Coverage Ratio”: for a determined calculation date, it means the result of dividing EBITDA by the Debt Service, as appears in the individual financial statements of the Borrower. Both EBITDA and the Debt Service will each be calculated in the twelve (12) months ending at the end of the determined calculation date.

The performance of the aforementioned financial obligations will be verified by the Bank in each quarter ending March 31, June 30, September 30 and December 31. For the purposes of the calculation of the Financial Obligations, the figures of the Profit and Loss Statement [consolidated/individual] of the Borrower will be used for the last four quarters before the closing date of each quarter, as well as the figures of the General Balance Sheet [consolidated/individual] on said date.

SECTION VI. DEFAULT

CLAUSE 6.01: DEFAULT EVENTS

A Default Event of the Contract and/or of the Loan Documents is the occurrence of any of the events detailed below:

a)                  If, on the Payment Dates, the Borrower totally or partially stops paying any one of the Installments or any other amount under the Contract and/or the Loan Documents other than the Installments, including but not limited to Fees, expenses and Taxes. In this case, there will be no need for a notice, pursuant to the provisions of Article 1333 of the Civil Code. Therefore, in the case of default of the Borrower, it will be automatically placed in default.

b)                 The falsity or inexactness of any of the Declarations and Assertions made by the Borrower in any of the Loan Documents and especially those detailed in Section IV of the Contract, and/or in the information and documents provided by the Borrower to the Bank.

c)                  When the Contract or Loan Documents are cancelled and/or are declared null and/or voidable and/or invalid and/or ineffective by a competent authority.

d)                 In the event that the Guarantee given to the Bank is declared null or voidable or invalid or ineffective, except in case of granting of the documents necessary to constitute another guarantee with similar coverage to the satisfaction of the Bank within a term of no more than ten (10) Business Days after said declaration and if said replacement guarantee is perfected to the satisfaction of the Bank within ten (10) Business Days after the granting of the documents necessary to constitute it.

e)                  The Borrower uses the resources obtained from this financing for a purpose other than the Destination of the Funds.

f)                    Default of the Borrower on any of i) the Obligations to Do provided in clauses 5.01 items a), e); ii) the Obligations Not to Do provided in clause 5.02 items k), l) and m); and iii) the Financial Obligations provided in clauses 5.03; without remedying said noncompliance within a maximum term of twenty (20) calendar days.

g)                 Default of the Borrower on any of the Obligations to Do or Obligations Not to Do, other than those provided in item f) above.

h)                Default on any of the obligations assumed under any contract, agreement and/or material agreement executed and related to a Financial Debt with an amount higher than US$5,000,000.00 (five million 00/100 Dollars). Likewise, it will be considered a Default Event if any contract, agreement and/or material agreement executed by the Borrower is accelerated or cancelled;

i)                 Default of the Borrower on any of the obligations assumed towards the Bank and/or its related companies in any other contract signed, other than the Contract and/or the Loan Documents or operation valid during the term of the Contract.

j)                 In the event that a procedure of bankruptcy and/or declaration of insolvency has been initiated against the Borrower, and this process does not remain without effect within a term of thirty (30) calendar days from the beginning of the process. This clause includes any process with the purpose of declaring it insolvent or in bankruptcy or to liquidate, divide, restructure it; or with the purpose of obtaining the appointment of a receiver, trustee, custodian or another similar one concerning the Borrower.

k)              If the assets, the business or activities of the Borrower, totally or substantially, are expropriated, nationalized, attached, audited or any other action or event arising from government decisions; or if a measure is taken that displaces the management of the Borrower or limits its authority in the performance of its business.

l)                     If the Borrower acknowledges its impossibility to pay its debts or starts by its own will any bankruptcy proceeding with the competent authority; and/or defaults on the execution of any judicial, arbitral or administrative ruling after exhausting the fighting resources applicable for an amount of more than US$5,000,000.00 (five million 00/100 Dollars).

m)               If the Borrower and/or its shareholders agree on the dissolution of the company.

n)                 If the Borrower does not keep valid the concessions, authorizations, licenses, permits and other rights granted to it by the State or by a competent authority, for the development of its activities and operations constituting its corporate purpose and that such situation generates a Material Adverse Effect.

o)                 If a change in the direct property structure of the Borrower is agreed on, without prior express written consent of the Bank and/or a change occurs in the indirect property structure of the Borrower that causes a change of Control.

p)                 The default of the Borrower on any of the obligations provided in the Security Trust Agreement and/or the Framework Agreement between Guaranteed Creditors, that may cause the execution of the Guarantee.

q)                 If, on a date subsequent to the signing of this Contract, any Government Authority carries out an act that, in the opinion and at the discretion of the Bank: (i) may result in the deprivation of any of its rights under the Loan Documents; or (ii) confiscates, expropriates or nationalizes the property or Control (x) of the Borrower, on its goods or assets or significant rights of the Borrower that place at risk, in the opinion of the Bank, the repayment of the money obligations of this Contract or reasonably produces a Material Adverse Effect for the Borrower; or (y), of the shareholders of the Borrower on the capital shares of the Borrower.

r)                         There are circumstances or situations that, reasonably in the opinion of the Bank, generate a Material Adverse Effect.

CLAUSE 6.02: CONSEQUENCE OF THE DEFAULT EVENT

In the event of any of the Default Events described above, the Bank may, ipso jure, declare this Contract cancelled, pursuant to the provisions of article 1430 of the Civil Code, by written communication sent through a notary to the Borrower, and/or accelerate this Loan, accompanying the liquidation of the debt balance referred to in numeral 7 of article 132 of the General Law, without need for another communication or formality, considering the terms matured and requiring the immediate payment of the amounts owed; in which case the Bank will have the right to judicially execute and/or request the payment of the entire amounts owed, including the Promissory Note issued as a consequence of the disbursement of this Contract and the Guarantee backing it up.

The delay by the Bank in the exercise of this right will not mean, in any case, the presumption of waiver thereof.

In case of occurrence of the event contemplated in the first paragraph of this clause and as long as the Bank does not collect the entire amounts owed by the Borrower, including the payment of penalties, fees, expenses, professional fees, costs and court costs, collection costs, accrued or to be accrued, the Compensatory Interest and Late Interest will be applicable to said debt at the rates established in this Contract.

In addition, from the time of occurrence of the Default Event and until the Contract is remedied or cancelled, the Bank will apply the Interest for Default Events according to the provisions of clause 2.07.

The cancellation of this Contract does not in any way damage the Guarantee granted to the Bank, which will maintain its full validity and effect until the full payment of the obligations owed by the Borrower.

SECTION VII. MISCELLANEOUS

CLAUSE 7.01: AMENDMENTS

No amendment or modification with regard to any obligation related to the Loan Documents, and no consent for the dispensation of the Borrower from complying with an obligation, may in any event be effective unless said amendment, modification, dispensation or consent is granted in writing and signed by the Bank, and, in the event of a modification of any Clause of the Contract or of the Promissory Note, is also signed by the Borrower.

No failure of the Bank to exercise, or any delay in exercising any right, power or dispensation under the Loan Documents may be considered a waiver of such rights, powers or dispensations, or any sole or partial execution of such rights, powers or dispensations may be considered the waiver to exercise any other right, power or dispensation. The dispensations granted are cumulative and not excluding any other dispensation granted by law.

CLAUSE 7.02: COMMUNICATIONS

Any notification, request, petition, consent, designation, direction, instruction, certificate or other communication that takes place under the Contract must be made in writing and sent personally or by fax (with written confirmation of receipt, which may be issued by fax) or email (with confirmation of receipt) to the persons designated in Annex VII of the Contract, at the addresses and fax number indicated therein.

Any variation in the aforementioned information must be communicated in writing to the other Party ten (10) calendar days in advance, without which said variation will not produce any legal effect.

Any notification delivered by:

(a)                        Personal delivery or delivery service, with evidence of delivery, will be considered delivered on the date of receipt thereof;

(b)                       By fax, it will be considered delivered on the date of receipt of the corresponding fax, provided that said fax is sent before 6:00 p.m. local time on a Business Day at the reception place, or if it is sent after 6:00 p.m. local time or on a day that is not a Business Day, said fax will be considered delivered on the following Business Day.

CLAUSE 7.03: DELAY IN COMMUNICATIONS

The Parties expressly agree that the Bank will not be liable for any damage caused or that may be caused as a consequence of the delay in answering any request, consultation or requirement made by the Borrower or any third party, according to the terms established in the Contract, except in the event of fraud or gross negligence, but the Bank will make its best efforts to answer in a timely fashion.

CLAUSE 7.04: COSTS AND EXPENSES

Except as established otherwise in the Contract, the Borrower will be responsible for all payments that must be made under the Loan Documents, including the granting of the public instrument generated by this document, the granting of the public instrument of the Loan Documents and any other cost or expense to be made under the Loan Documents.

CLAUSE 7.05: GOVERNING LAW

(a)                      In all aspects not provided in this document, the Contract will be governed by the current laws of Peru.

(b)                       Furthermore, any reference to the laws or a specific rule contemplated in the Contract must be understood to refer to the current laws of Peru.

CLAUSE 7.06: ASSIGNMENT OF RIGHTS

The Borrower agrees and accepts expressly and in advance that the Bank may assign, in full or in part, to any person, or even to other institutions of the financial system, be they Peruvian or foreign, its position in the Contract and other Loan Documents, as well as any right arising therefrom. The Borrower will not be responsible for the costs implied by the formalization of the assignment under this Clause. The assignment that occurs may take the form of an assignment of contractual position or an assignment of rights.

As soon as the assignment occurs and within fifteen (15) Business Days from its occurrence, the Bank must communicate it to the Borrower, indicating the name of the assignee, and its participation in the assigned Loan.

The Parties agree that the Borrower may not transfer or assign for any reason and under any status the rights or obligations corresponding to it under this Contract without the prior written authorization of the Bank.

CLAUSE 7.07: SEVERABILITY

The Parties state that the sections of the Contract are severable and that the nullity of one or more of them will not damage the remaining ones, as long as the essence of the Contract is maintained. In the event that one of the sections of the Contract is declared null, the Parties will make all reasonable efforts to prepare and implement a legally valid solution that achieves the closest result to that intended to be obtained with the clause or section declared null.

CLAUSE 7.08: WAIVER OR DELAY IN EXERCISING RIGHTS

If the Bank at any time stops requiring from the Borrower compliance or remediation of partial, late or defective compliance with any obligation under the Contract and/or the Loan Documents, it will not be interpreted as an express or tacit waiver to require due compliance or the corresponding remediation afterwards, before the noncompliance is remedied and/or the remediation has occurred or, on a future opportunity, in the event that the noncompliance or the partial, late or defective compliance, or the express or tacit waiver to require due compliance or its remediation, take place or repeat themselves, in the event of partial, late or defective compliance with any other obligation under the Contract and/or the Loan Documents.

CLAUSE 7.09: WHOLE AGREEMENT

This Contract constitutes the whole agreement of the Parties concerning its object and replaces all prior written or oral agreements that may have existed between them, unless expressly stipulated otherwise in said instrument.

CLAUSE 7.10: COST INCREASE CLAUSE

If, due to any change in the current regulations applicable to the Contract and/or to the Loan Documents on the Closing Date, legal requirement or interpretation or application thereof, or compliance by the Bank with any guideline, request or mandate (that has force of law or lacks such force) of any central bank or similar national or foreign entity or other Government Authority, as the case may be, issued after the Closing Date:

(i)                           It is imposed, modified or made applicable any reservation, special deposit or similar requirement charged to the assets maintained by, deposits or other liabilities on behalf of, disbursements, loans or other credits, or any other acquisition of funds made by any office of the Bank that was not included in the determination of the Interest Rate; or

(ii)                        It is imposed on the Bank any other condition directly related to any advance made under the Contract or obtaining funds for it; the funding rate of the Bank is increased and the result of any of the circumstances described above (ii.a) increases the cost of the Bank, by an amount that the Bank considers substantial to make or maintain the Loan; or (ii.b.) reduces any amount receivable because of this Contract, established on the Closing Date, in which case and subject to the provisions of item (c) below, the Borrower must immediately pay to the Bank, after receiving the respective written communication (which must contain a description of the request for compensation of the Bank) any additional amount necessary to compensate the cost increase.

Then:

(a)                        The Bank will immediately notify the Borrower in writing about any fact of which it becomes aware that occurs after the Closing Date, and that gives right to the Bank to be compensated according to this Clause.

(b)                       If the Bank determines that a change in a legal requirement concerning its solvency or the interpretation or application of such requirement, or the compliance by the Bank with a requirement or mandate concerning the solvency (that has force of law or lacks it) made by any Government Authority, as the case may be, after the Closing Date, has or will have as effect the reduction of the profitability rate of the capital of the Bank to a level below that which the Bank may have reached if it were not for said change or compliance (considering for this purpose the internal policies of the Bank), the Bank may communicate in writing to the Borrower to comply with paying and to pay the additional amount or amounts necessary for the Bank to compensate the reduction suffered.

(c)                        The determination of the Bank, made as indicated in this clause, is final and does not need to be discussed with the Borrower.

CLAUSE 7.11: CONFIDENTIALITY

The Bank, the Borrower and the third parties intervening in the Contract, as well as the personnel and officers of each of them, are prevented from disclosing all information related to any of the parties that has not been disclosed to the public, provided to them exclusively for the execution of the Contract, without the prior written consent of the Borrower or the Bank, unless (i) it is their directors, officers, employees, agents, external legal advisors and counsels, or others involved directly in the transaction, or (ii) possible participants or assignees of the transaction and, in this case, informing such advisors or potential participants of the confidential nature of said information, or (iii) it is requested to disclose that information by a Government Authority within the current legal framework or it is obligated to reveal said information pursuant to the rules of the securities market.

Without prejudice thereto, the Parties agree that they may advertise the Loan concerned by the Contract, consequently being mutually allowed to use the distinctive signs of the other party only for this purpose.

CLAUSE 7.12: INDEMNITY

It is expressly, unconditionally and irrevocably agreed between the Parties that the Borrower releases and will release the Bank from: (i) all and any petition, claim, complaint, process, lawsuit or judicial or extrajudicial measure, in or out of the process, including but without limitation to provisional measures before any venue, be it civil, criminal, arbitral or administrative, that may be filed against the Bank by any creditor, the Borrower, partner, director, manager or employee of the Borrower due to or related to the execution, signing, performance and/or termination of the Contract and/or the Loan Documents; and/or (ii) being in any manner involved in any petition, complaint, claim, provisional measure in or out of a future process, judgment or judicial process, be it before the criminal or civil venue and/or before the arbitral and/or administrative venue, to assume the costs and expenses that said processes cause, including lawyers’ fees and expenses, whereas the Borrower is obligated to indemnify the Bank for all and any damage it may suffer because the Bank is the respondent, denounced or is the object of any judicial, provisional and/or extrajudicial measures, as mentioned above, or if it is involved in any manner in any of the processes referred to above due to a cause imputable to the Borrower. Furthermore, the Borrower undertakes to indemnify the Bank, its subsidiaries and affiliates, and its respective partners, directors, officers or employees for any liability, obligation, loss, damage, claim, penalty, action, decision, lawsuit, costs, expenses or disbursements of any type or nature imposed or generated by the default on the obligations of the Borrower arising from or related to the Contract and/or the Loan Documents, unless it is the consequence of the fraud or inexcusable negligence of the Bank, its directors, officers or employees.

CLAUSE 7.13: DISPUTE RESOLUTION

(a)                        Except as provided in items (b) and (c), any difference, controversy, litigation or claim arising between the Parties concerning the interpretation, execution, cancellation, termination, efficacy, nullity, voidability or validity of the Contract that cannot be resolved by mutual agreement between them will be submitted to arbitration under the law.

There will be three arbitrators, of which the Borrower will appoint one arbitrator and the other Party or Parties, as the case may be, will appoint (collectively if applicable) the other. The appointment of the first arbitrator must be made with the request for arbitration and that of the second arbitrator within fifteen (15) calendar days from receiving the request of the party requesting the arbitration. The two arbitrators so designated will appoint the third, who will preside the arbitral tribunal. If the party required for the arbitration does not appoint the arbitrator corresponding to it within fifteen (15) calendar days from receiving the request of the party requesting the arbitration, or if within a term of fifteen (15) calendar days as well, counted from the appointment of the last arbitrator, the two arbitrators do not agree on the designation of the third arbitrator, the designation thereof will be made, at the request of either of the Parties, by the Center for Conciliation and National and International Arbitration of the Chamber of Commerce of Lima (“CCL”).

In the event that, for any circumstance, it is necessary to designate a replacement arbitrator, he will be designated following the same procedure indicated in this Clause for the designation of the arbitrator being replaced.

The rules applicable to arbitration will be those of the Arbitration Regulation of the CCL and the language of arbitration will be Spanish.

The arbitration will take place in the city of Lima, at the place decided upon by the arbitral tribunal.

The arbitral tribunal will have a term of ninety (90) Business Days from its installation to issue the respective arbitral award, which will not be subject to appeal. Furthermore, the Arbitral Tribunal may be in charge of determining the controversy precisely and granting an extension if necessary to issue the award.

The Parties waive filing an appeal from the arbitral award issued. In the event that any of the Parties files an appeal for annulment from the arbitral award, it must grant a single bank bond letter, joint, irrevocable and with automatic execution, issued by a first-class bank in favor of the Bank or the Borrower, as appropriate, in the amount of the obligations pending payment at that time, in order to guarantee the exact compliance of the award. This bond must be granted and delivered to the other party prior to filing the appeal for annulment and must have a validity of no less than six (6) months, whereby the bonded party is obligated to renew it in the event that the appeal for annulment is not completed within the original term of the bond.

This bond letter will be returned to the Party that filed the appeal for annulment only in the event that such appeal is declared founded by firm resolution. Otherwise, the bond letter will be executed and applied as penalty by the Bank or the Borrower, as the case may be.

The expenses required by the arbitration will be paid by the Parties in the proportion indicated in the award, and it may be charged to a single Party at the discretion of the Arbitral Tribunal.

(b)                       The execution of the Guarantee will take place as stipulated in the contract where its constitution is described.

(c)                        The execution of the Promissory Notes or other securities issued according to the Contract is subject to the jurisdiction and competence of the judges and courts of the Judicial District of Lima-Cercado, the Parties waiving the venue of their domiciles.

You, Mr. Notary, will add the other legal clauses, as well as the documents referred to throughout the Contract and the copy of the document that contains the granting of the powers of attorney to the representatives of the Borrower for the approval and signing of the Contract.

Lima, December 27, 2011

THE BANK

Signature:

First and Last Names: Eduardo Enrique Torres Llosa Villacorta

Title: General Manager

Signature:

First and Last Names: Gustavo Delgado-Aparicio Labarthe

Title: Assistant General Manager

The BORROWER

Signature:

First and Last Names: Humberto Nadal del Carpio

Title: General Manager

Signature:

First and Last Names: Manuel Ferreyros Peña

Title: Manager of Administration and Finance

ANNEX I. DATA OF THE LOAN

1.                                      Amount of the Loan: up to the amount of US$75,000,000.00 (seventy-five million 00/100 United States of America Dollars) in Nuevos Soles.

2.                                      Currency: Nuevos Soles.

3.                                      Term of the Loan: up to seven (7) years calculated from the Disbursement Date.

4.                                      Compensatory Interest Rate: the annual nominal interest rate will be:

	Period included:	Interest Rate
(i)	During Year 1:	6.37% annual nominal
(ii)	During Year 2:	6.64% annual nominal
(iii)	Year 3 to Year 7 inclusive:	7.01% annual nominal

5.                                      Late Interest Rate: 2% annual nominal.

6.                                      Interest Rate for Default Events: 2% annually in addition to the compensatory interest rate corresponding to that year.

7.                                      Grace Period: 24 months calculated from the Disbursement Date.

8.                                      Interest Period: quarterly counted from the Disbursement Date.

9.                                      Number of Installments: twenty-one (21) equal quarterly installments of principal, starting on month twenty-four (24) calculated from the Disbursement Date.

10.                                Destination of the Funds: for investments in fixed assets, investments in working capital, restructuring of debt, working capital, among other corporate uses of the Borrower

11.                                Opportunities and Conditions for Loan Disbursement: sole (1) disbursement in the Availability Period.

The Disbursement of the Loan will take place in Nuevos Soles on the Disbursement Date and according to the exchange rate [Purchase/Sale] of the Bank on that date.

12.                                Availability Period: ten (10) calendar days from the Closing Date.

ANNEX II. FEES AND EXPENSES

1.	Prepayment Fee: the Prepayment Fee will depend on the date of prepayment.

	•	Year 1 – 3:	0.40% on the amount to be prepaid.
	•	Year 4:	0.25% on the amount to be prepaid.
	•	Year 5 – 7:	Has no prepayment penalty.

ANNEX III. GUARANTEES

Numeral 1: Constitution of the Guarantee

By this clause, the Parties agree that the Loan will be guaranteed or backed up by the autonomous equity constituted under the Security Trust Agreement.

In this vein, the Bank and the Borrower, with intervention of the Representative of the Guaranteed Creditors, will sign the Contract of Adhesion to the Framework Agreement between Guaranteed Creditors, so that the Bank will acquire the capacity of New Guaranteed Creditor. The Contract of Adhesion to the Framework Agreement between Guaranteed Creditors must be signed within a term that must not exceed five (5) Business Days from the authorization granted by the Representative of the Guaranteed Creditors.

Numeral 2: Execution of the Guarantee

Upon cancellation of the Contract, the Bank through its “Agent” (as defined in the Framework Agreement between Guaranteed Creditors), will deliver to the Representative of the Guaranteed Creditors the notice of Default Event, according to the format enclosed as Annex IX, requesting the execution of the Guarantee.

ANNEX IV. PAYMENT SCHEDULE

The Parties agree that this Schedule is only for reference and may be replaced and/or modified by the Bank in a justified manner, taking into account the provisions of the Contract and other Loan Documents.

In this sense, it is expressly established that for the aforementioned modification, it will be sufficient for the Bank to communicate in writing to the Borrower the replacement of this Schedule, attaching a copy of the replacement Schedule to said communication.

Amount (US$):	75,000,000.00

Installment:	Quarterly

Installment	Amortization (Dollars)
1
2
3
4
5
6
7
8	3,571,428.57
9	3,571,428.57
10	3,571,428.57
11	3,571,428.57
12	3,571,428.57
13	3,571,428.57
14	3,571,428.57
15	3,571,428.57
16	3,571,428.57
17	3,571,428.57
18	3,571,428.57
19	3,571,428.57
20	3,571,428.57
21	3,571,428.57
22	3,571,428.57
23	3,571,428.57
24	3,571,428.57
25	3,571,428.57
26	3,571,428.57
27	3,571,428.57
28	3,571,428.57
Total	75,000,000.00

ANNEX V. CERTIFICATE OF COMPLIANCE

CEMENTOS PACASMAYO S.A.A., with RUC No. 20419387658, domiciled at Calle La Colonia 150, Urbanización El Vivero, Santiago de Surco, duly represented by Mr. [                  ] identified with DNI No. [          ], according to the powers of attorney recorded in entry [      ] of Electronic Entry No. 11076338 of the Register of Legal Persons of Lima, issues this Certificate of Compliance in favor of:

BBVA Continental (“Bank”), identified with RUC No. 20100130204, domiciled at Avenida República de Panamá No. 3055, district of San Isidro, province and department of Lima, in order to certify (as sworn declaration) and on the issue date of this document, the following points concerning the Medium-Term Loan Contract signed between the Debtor and the Bank dated                            (“Loan Contract”):

(i)                 In full compliance with the Obligations to Do and Not to Do contained in Clause 5.01 and 5.02 of the Loan Contract, which are maintained fully valid on the issue date of this document.

(ii)              In full compliance with the Financial Obligations contained in Clause 5.03 of the Loan Contract, which are maintained fully valid on the issue date of this document and at the following levels at the closing of the quarter ending on [March 31, June 30, September 30, December 31] of [ ]:

•                  Current Ratio: not less than 1.00 times.

•                  Debt Coverage Ratio: not more than 3.00 times.

•                  Debt Service Coverage Ratio: not less than 1.20 times.

(iii)           That to date, all declarations and guarantees made by our company in the Loan Contract are true, correct and complete in the terms indicated in said document.

(iv)          That to date, there has been no Material Adverse Effect according to the Loan Contract.

(v)             That to date, there has been no Default Event according to the Loan Contract.

Furthermore, by this Certificate of Compliance, the Borrower declares that in the event that the information certified herein is not, to the satisfaction of the Bank, true, certain or suffers any type of inaccuracy, it will constitute a Default Event pursuant to the provisions of Clause 6.01 of the Loan Contract, and the Bank will have the right to take all corresponding actions established in Clause 6.02 of the Loan Contract.

Lima, [•] [•] of 20[•]

Signature:

First and Last Names:

Title:

Cementos Pacasmayo S.A.A.

ANNEX VI. DISBURSEMENT NOTICE

Lima, [•] [•] of 20[•]

Messrs.

BBVA Continental

City.-

Attn.: [    ]

Dear Sir:

We are hereby referring to the Medium-Term Loan Contract signed on [    ] (the “Loan Contract”).

Pursuant to the provisions of Clause 3.02 (f), we hereby request you to proceed with the disbursement of the amount of US$75,000,000.00 (seventy-five million 00/100 United States of America Dollars) in Nuevos Soles, by the procedure described in Annex I of the Loan Contract. Said amount must be disbursed on [•] [•] of 201[•] into the following account:

Account No. [•]

Likewise, we declare the following:

1.     That to date, all declarations and guarantees made by our company in the Loan Contract are true, correct and complete in the terms indicated in said document.

2.     That to date, there has been no occurrence of any fact affecting our shareholding and corporate composition or our legal situation so as to constitute a Material Adverse Effect according to the Loan Contract.

3.               That to date, we are not in default on any of the obligations of our company established in the Loan Contract.

4.     That there has been no occurrence of any fact affecting the shareholding and corporate composition of our company or its legal situation so as to create a Material Adverse Effect.

5.     That the Guarantee has been constituted in favor of the Bank, as established in clause 2.11 of the Contract and in Annex III of the Loan Contract.

With nothing further, we remain sincerely.

Signature:

First and Last Names:

Title:

Cementos Pacasmayo S.A.A.

ANNEX VII. COMMUNICATIONS

Pursuant to the provisions of clause 7.02 of the Contract, the parties agree that any communication, to be effective towards the other party, must be addressed to the person(s) and to the address indicated in this Annex.

For Banco Continental:

PERSON	EMAIL	ADDRESS	TELEPHONE/FAX
Enrique Castellanos	ecastellanos@grupobbva.com.pe	Av. República de Panamá No. 3055, San Isidro	4143151 2112464
Laura Cantín	lcantin@grupobbva.com.pe	Av. República de Panamá N 3055, San Isidro	2111527 2112464

For the Borrower:

PERSON	EMAIL	ADDRESS	TELEPHONE/FAX
Manuel Ferreyros	mferreyros@cpsaa.com.pe	Calle La Colonia No. 150 – Urb. El Vivero, Surco	3176000
Juan Manuel Yamamoto	jyamamoto@cpsaa.com.pe	Calle La Colonia No. 150 – Urb. El Vivero, Surco	3176000

ANNEX VIII. COMMITMENT LETTER

Lima, [•] [•] of 20[•]

Messrs.

BBVA CONTINENTAL

Av. República de Panamá, 3055

San Isidro

By Messenger.-

Attention:              Mr. [•]

By this Commitment Letter, Cementos Pacasmayo S.A.A. (the “Company”) undertakes the following:

(i)   To pay to the Bank a Fee for Structuring and Disbursement, Structuring and Disbursement [sic], according to the terms of the Mandate Letter signed between the Borrower and the Bank.

(ii)      To pay the legal advice costs and others related to the Loan.

The corresponding fees and expenses will be paid on the Disbursement Date or at the end of the Availability Period, whichever occurs first. This commitment will be valid as long as the Loan Contract is valid.

Signature:

First and Last Names:

Title:

Cementos Pacasmayo S.A.A.

ANNEX IX. NOTICE OF DEFAULT EVENT

Lima, [•] [•] of 20[•]

Messrs.

[Representative of the Guaranteed Creditors]

[Address]

By Messenger.-

Reference:             Notice of Default Event

Dear Sirs:

We are addressing you in connection with the Framework Agreement between Guaranteed Creditors dated December 21, 2006, signed between Banco de Crédito del Perú (as Representative of the Bondholders of the First Issue of Cementos Pacasmayo Bonds; in the capacity of Representative of the Bondholders of the Second Issue of Cementos Pacasmayo Bonds and in the capacity of Guaranteed Creditor); Citibank N.A., in the capacity of Guaranteed Creditor; Banco de Crédito del Perú in the capacity of Representative of the Guaranteed Creditors, with the intervention of Cementos Pacasmayo S.A.A., with its annexes and amendments. The terms written with initial capital letter have the same meaning granted to said term in the Framework Agreement between Guaranteed Creditors.

We are hereby informing you that, as established in clause six of the Loan Contract executed between BBVA Continental and Cementos Pacasmayo S.A.A. on December [    ], 2011, Cementos Pacasmayo S.A.A. has incurred in a Default Event under said contract.

In this sense, we request [indicate instruction/proceed to execute the Trust Fund — if applicable]; as well as to notify the other Agents of this Notice of Default Event.

With nothing further, we remain sincerely,

Signature:

First and Last Names:

Title:

[Guarantee Agent]

ANNEX X. PROMISSORY NOTE FORMAT

PROMISSORY NOTE

For: S/.

Maturity Date:

We, CEMENTOS PACASMAYO S.A.A. (the “Debtor”), identified with Sole Taxpayer Register No. 20419387658, recorded in Electronic Entry No. 11076338 of the Register of Legal Persons of Lima, domiciled for these purposes at Calle La Colonia 150, Urbanización El Vivero, Santiago de Surco, province and department of Lima, represented by [•], identified with [•] No. [•], according to the powers of attorney granted by [•] recorded in the aforementioned Electronic Entry, acknowledge that we owe and undertake to pay, pursuant to the provisions of this promissory note (the “Promissory Note”), unconditionally on the maturity date indicated in this Promissory Note, with immediately available funds and in the same currency, as permitted by article 50.1 of Law No. 27287 (the “Securities Law”), to the order of BBVA CONTINENTAL (the “BANK”) or to the party to which it transferred this Promissory Note, by deposit in checking account in Nuevos Soles No. [•] opened with the BANK, another designated account among any of the accounts kept by the Debtor with the BANK or in the place where this Promissory Note is presented for collection, the amount referred to in this Promissory Note, which amount we declare to have received from the BANK to our full satisfaction, plus the corresponding compensatory and late interest and any other amount owed according to this Promissory Note and the Loan Contract (as defined in this Promissory Note).

The aforementioned amount is owed by us to the BANK due to obligations contracted under the long-term loan contract signed between the Debtor and the BANK on December[•], 2011 (the “Loan Contract”) and the Promissory Note is made up according to the instructions for its filling-out contained in Clause 2.12 of the Loan Contract.

The Debtor unconditionally undertakes to pay, as of the maturity date of this Promissory Note and until the effective date of its total payment, compensatory interest at an annual nominal rate [•], calculated based on a year of three hundred sixty (360) days.

Furthermore, the Debtor undertakes to pay late interest, in addition to the aforementioned compensatory interest, as of the maturity date of this Promissory Note and until the effective date of its total payment, at a rate equivalent to two percent (2%) effective annually on the amount of the principal, without prejudice to the legal actions the BANK may have. The late interest will apply automatically, without need for prior request or any judicial or extrajudicial notice from the BANK.

All payments to be made according to this Promissory Note must be made free from and without deduction of taxes (direct or indirect), duties, costs, expenses, liens, rates, rights or other surcharges valid on the payment date, or established after that date. Without prejudice thereto, in the event that the Debtor is legally obligated to make any withholding or deduction, the Debtor will pay the additional amounts necessary for the net amount received by the BANK to be equal to that received if such withholdings or deductions were not made, or the Debtor will assume the payment of said duties and will pay the amounts applicable directly to the tax administration when required, so that the net amount received by the BANK is equal to that received if the law had not obligated the Debtor to make such withholdings or deductions. The Debtor also undertakes to pay all fees and expenses paid and notified to it by the BANK.

Furthermore, it is established that the obligations contained in this Promissory Note will not be extinguished, even when, by fault of the BANK, this Promissory Note is damaged, whereby this agreement constitutes a pact against the provisions of article 1233 of the Civil Code.

Pursuant to the provisions of article 49 of the Securities Law, we expressly authorize the BANK to extend, on maturity or after that, the maturity date of this Promissory Note, without requiring our express signing, proceeding with its execution by the mere merit of its term lapsing without being extended. It will be sufficient that the extension be noted in this same document, without need for us to sign it again for its full validity.

The amount of this Promissory Note and/or the corresponding compensatory and/or late interest accrued, as well as any other amount owed under this Promissory Note, must be paid by the Debtor in the same foreign currency in which the amount represented by the Promissory Note is established.

The Debtor unconditionally undertakes to pay to the BANK the collection expenses, notary expenses, as well as any other expense, fees, costs and legal, extrajudicial costs, taxes and any other item applicable (including reasonable lawyers’ and advisors’ fees) and/or any other amount owed to the BANK in connection with the Promissory Note, the Debtor undertaking to pay on said expenses the same compensatory and late interest established in this Promissory Note, from the day following its maturity to the total payment of the amount liquidated by the BANK.

According to the provisions of article 52 of the Securities Law, it is expressly established that this Promissory Note is WITHOUT PROTEST, and therefore, the BANK is released from protesting it to exercise the actions arising from this Promissory Note. However, the holder of this Promissory Note has the right to protest it for lack of payment if it so deems appropriate, in which case the Debtor will assume the expenses of this notary diligence or of the corresponding substitution formality. The protest will take place with notification sent to the domicile of the Debtor indicated in this Promissory Note.

This Promissory Note is subject to the provisions of the Securities Law and other rules and laws of the Republic of Peru.

Any reference in the Promissory Note to the BANK must be understood as referring to any holder thereof, whether it was acquired by endorsement or by any other method permitted by current legislation. In this act, the Debtor declares having received a copy of this Promissory Note to its full and entire satisfaction.

We expressly submit to the jurisdiction and competence of the Courts and Tribunals of the Judicial District of Cercado de Lima, waiving the venue of our domicile, and we indicate as domicile for these purposes that indicated in this Promissory Note.

This Promissory Note has two (2) pages that constitute a single instrument.

Lima, [•] [•] of 20[•]

CEMENTOS PACASMAYO S.A.A.

R.U.C. No.: 20419387658

Domicile: Calle La Colonia 150, Urbanización El Vivero, Santiago de Surco, province and department of Lima.

Electronic Entry No.: 11076338

Representative: [•], identified with [•]

Powers of attorney granted by [•] on [•] [•] of 20[•]

Signature:

First and Last Names:

Title:

Cementos Pacasmayo S.A.A.